Exhibit 99.2

ESCO ENERGY SERVICES COMPANY

UNAUDITED FINANCIAL STATEMENTS
September 30, 2014

ESCO ENERGY SERVICES COMPANY
Balance Sheets
September 30, 2014 and December 31, 2013
(Unaudited)

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$183,461	$221,023
Contracts receivable	2,428,593	2,209,413
Costs and estimated earnings in excess of billings on uncompleted contracts	1,021,021	691,255
Materials and supplies	-	50,972
Prepaid expenses and other current assets	48,023	16,087
Total current assets	3,681,098	3,188,750
Non-current portion of contracts receivable	-	234,000
Property and equipment, net	145,045	179,690
Deposits	5,182	5,182
Total assets	$3,831,325	$3,607,622

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,090,977	$1,852,861
Billings in excess of costs and estimated earnings on uncompleted contracts	133,248	546,946
Deferred contract revenue	-	20,659
Line of credit	1,470,805	900,805
Current portion of long-term debt	12,653	41,708
Due to stockholder	475,000	-
Income taxes payable	3,781	6,559
Total current liabilities	3,186,464	3,369,538
Long-term debt, net of current portion	13,494	22,975
Total liabilities	3,199,958	3,392,513

Commitments and contingencies	-	-

Stockholder's equity:
Common stock, $0.00 par value. 200,000 shares authorized; 199 and 199 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	1,000	1,000
Additional paid-in capital	3,094,898	3,094,898
Accumulated deficit	(2,464,531)	(2,880,789)
Total stockholder's equity	631,367	215,109
Total liabilities and stockholder's equity	$3,831,325	$3,607,622

The accompanying notes are an integral part of the unaudited financial statements.

ESCO ENERGY SERVICES COMPANY
Statement of Operations
For the Nine Months Ended September 30, 2014 and 2013
(Unaudited)

	2014	2013

Revenue	$7,707,459	$2,960,162
Cost of revenue	5,147,780	2,030,035
Gross margin	2,559,679	930,127
Operating expenses:
Depreciation and amortization	22,252	22,729
Selling and marketing	32,693	68,200
General and administrative	1,696,796	1,183,096
Professional fees	114,954	64,551
Total operating expenses	1,866,695	1,338,576
Income (loss) from operations	692,984	(408,449)
Other income (expense)
Interest expense, net	(40,771)	(28,946)
Total other income (expense)	(40,771)	(28,946)
Income (loss) before income taxes	652,213	(437,395)
Provision for income taxes (benefit)	116	(2,935)
Net income (loss)	$652,097	$(434,460)

Basic and diluted earnings (loss) per common share	$3,277	$(2,183)

Weighted-average number of common shares outstanding:
Basic and diluted	199	199

The accompanying notes are an integral part of the unaudited financial statements.

ESCO ENERGY SERVICES COMPANY
Statements of Cash Flows
For the Nine Months Ended September 30, 2014 and 2013
(Unaudited)

	2014	2013
Cash flows from operating activities of continuing operations:
Net income (loss)	$652,097	$(434,460)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	22,252	22,729
Loss on disposal of asset	4,096	-
Changes in operating assets and liabilities:
Contracts receivable	14,820	125,212
Costs and estimated earnings in excess of billings on uncompleted contracts	(329,766)	179,545
Materials and supplies	50,972	(22,037)
Prepaid expenses and other current assets	(31,936)	(11,255)
Accounts payable and accrued liabilities	(761,884)	(227,143)
Billings in excess of costs and estimated earnings on uncompleted contracts	(413,698)	569,959
Deferred revenue	(20,659)	-
Income taxes payable	(2,778)	4,655
Net cash provided by (used in) operating activities	(816,484)	207,205

Cash flows from investing activities:
Capital expenditures	(17,046)	(19,799)
Net cash used in investing activities	(17,046)	(19,799)

Cash flows from financing activities:
Proceeds from line of credit	570,000	355,000
Proceeds from related party loan	475,000	-
Distributions made to stockholder	(235,839)	-
Repayments on line of credit	-	(420,000)
Repayments of long-term debt	(13,193)	(6,012)
Net cash provided by financing activities	795,968	(71,012)

Net increase (decrease) in cash and cash equivalents	(37,562)	116,394
Cash and cash equivalents at beginning of period	221,023	131,134
Cash and cash equivalents at end of period	$183,461	$247,528

Supplemental disclosure of cash flow information:
Cash paid for interest	$40,771	$28,946
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of the unaudited financial statements.

ESCO ENERGY SERVICES COMPANY
Notes to Unaudited Financial Statements
September 30, 2014

1.	NATURE OF OPERATIONS

ESCO Energy Services Company (“we”, “our”, the "Company") was incorporated in the State of Massachusetts in 1993. The Company is a construction contractor engaged in commercial lighting efficiency projects located primarily in the northeastern United States.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Operating cycle

The length of the Company's contracts varies, but is typically less than one year. Assets and liabilities relating to long-term contracts are included in current assets and current liabilities in the accompanying balance sheet as they will be liquidated in the normal course of contract completion, although this may require more than one year.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Revenue and cost recognition

Construction revenue is recognized on the "percentage-of-completion" method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This method is utilized because management considers the cost-to-cost method the best available measure of progress on these contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed.  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

Contracts receivable

Contracts receivable from performing construction work are based on contracted terms. The Company may provide an allowance for doubtful collections, which would be based upon a review of outstanding receivables, historical collection information and existing economic conditions.

Contracts receivable are due 30 days after the issuance of the invoice. Contract retentions are due 30 days after completion of the project and acceptance by the owner. Delinquent receivables are written-off based on individual credit evaluation and specific circumstances of the customer.

The Company has an agreement to sell certain contracts receivable at a discount on a non- recourse basis.

Credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and contract and retainage receivables.

The Company maintains its cash balances with high-credit quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation. At times, such amounts may exceed federally insured limits. At September 30, 2014, the Company had no cash balances in excess of federally insured limits.

Contract and retainage receivables are due from customers located primarily in the northeastern United States. The Company does not require collateral in most cases, but may file claims against the construction projects if a default in payment occurs.

Customer concentrations

The Company obtains its contract work primarily through a competitive bid process. This may result in the Company earning a substantial portion of its revenue from relatively few customers in any given period. During the nine months ended September 30, 2014, the Company earned approximately 80% of its revenue from three customers. During the nine months ended September 30, 2013, the Company earned approximately 58% of its revenue from three customers.

At September 30, 2014, approximately 81%, of billed contracts receivable balances were due from three customers. At December 31, 2013, approximately 88%, of billed contracts receivable balances were due from three customers.

Materials and supplies

Materials and supplies consist of miscellaneous supplies and materials to be used on future contracts recorded at the lower of cost or market.

Deferred construction revenue

The Company has billed owners on contracts which are in the mobilization stage. These billings have been deferred by the Company and are included in the balance sheet under the caption "Deferred contract revenue".

Property and equipment and leasehold improvements

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations in the period incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 – 7 years
Furniture and fixtures	7 – 10 years
Transportation equipment	5 years
Leasehold improvements	Lesser of economic life or lease term

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. The Company does not believe any material impairment currently exists related to the long-lived assets.

Income taxes

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred tax assets and liabilities be computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income, if applicable. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The stockholder of the Company has elected to be taxed as an "S" Corporation under the provisions of the Internal Revenue Code (the "IRC"). The Company has not elected "S" status for all of the states it does business in. The income for Federal and state tax purposes, in those states where the Company has elected "S" status, is passed through to the stockholder and ultimately is taxed at the individual level. As a result, no provisions are made for Federal corporate or state franchise taxes, except for state tax on "S" Corporations, when applicable and in those states where the Company has not elected "S" status.

Construction contracts are reported under the accrual method for income tax purposes and under the percentage-of-completion method for financial statement purposes. Accelerated depreciation may be used for tax reporting, and the straight-line method is used for financial statement reporting.

The Company has no unrecognized tax benefits at September 30, 2014 and December 31, 2013. The Company's Federal and state income tax returns prior to fiscal year 2010 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related tax liability in the balance sheet.

Fair value measurements

The carrying amounts reported in the balance sheets for accounts receivable and payables are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Sales taxes

The Company collects sales tax form certain customers and remits the entire amount to the applicable taxing authority. The Company's accounting policy is to exclude the tax collected and remitted to the tax authority from revenue and costs.

Advertising

Advertising costs, which are include in general and administrative expenses, are expensed as incurred. Advertising costs charged to operations for the nine months ended September 30, 2014 and 2013 amount to $25,425 and $22,745, respectively.

Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	CONTRACTS RECEIVABLE

Contracts receivable at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30, 2014	December 31, 2013

Billed:
Trade accounts receivable	$1,649,720	$2,012,203
Retainage	778,873	322,903
Subtotal	2,428,593	2,335,106
Unbilled	—	108,307
Total contracts receivable	2,428,593	2,443,413
Less: Current portion of contracts receivable	(2,428,593)	(2,209,413)
Non-current portion of contracts receivable	$—	$234,000

At September 30, 2014, all of retainage receivable is expected to be collected within one year. At December 31, 2013, approximately $234,000 of retainage receivable is not expected to be collected within one year.

4.	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30, 2014	December 31, 2013

Costs incurred on uncompleted contracts	$6,304,628	$3,403,675
Estimated earnings	3,188,318	1,135,325
Subtotal	9,492,946	4,539,000
Less: Billings to date	(8,605,173)	(4,394,691)
Total costs and estimated earnings on uncompleted contracts	$887,773	$144,309

The above amounts are included in the accompanying balance sheets under the following captions at September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013

Costs and estimated earnings in excess of billings on uncompleted contracts	$1,021,021	$691,255
Billings in excess of costs and estimated earnings on uncompleted contracts	(133,248)	(546,946)
Total	$887,773	$144,309

Revisions in the estimated gross profit on contracts and contract amounts are made in the period in which the circumstances requiring the revisions become known. During the nine months ended September 30, 2014 and 2013, the effect of any such revisions in estimated contract profits were immaterial from that which would have been reported had the revised estimates been used as the basis of recognition of contract profit in prior years.

Although management believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion.

5.	PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30, 2014	December 31, 2013

Office equipment	$304,826	$287,780
Furniture and fixtures	67,372	67,372
Transportation equipment	99,409	133,083
Leasehold improvements	28,605	28,605
Total property and equipment, gross	500,212	516,840
Less: Accumulated depreciation	(355,167)	(337,150)
Total property and equipment, net	$145,045	$179,690

Depreciation expense was $22,252 and $22,729 for the nine months ended September 30, 2014 and 2013.

6.	LINE OF CREDIT

The Company has a $1,500,000 line of credit with a bank which is due on demand. Interest on outstanding borrowings is payable at the bank's prime rate plus 1% (4.25% at December 31, 2013). At September 30, 2014 and December 31, 2013, the balance outstanding on the line of credit totaled $1,470,805 and $900,805, respectively. The borrowings were collateralized by substantially all of the Company's assets and personally guaranteed by the stockholder.

The line of credit requires the Company to comply with certain financial and compliance covenants, including, without limitation, a minimum debt service ratio of 1.25, a current ratio of 1.5:1, a minimum net equity of $1.0 million and annual reporting requirements. As of December 31, 2013, the Company was not in compliance with its financial covenant as it relates to the required minimum net equity of $1.0 million but was able to obtain a waiver from the bank.

7.	LONG-TERM DEBT

Long-term debt at September 30, 2014 and December 31, 2013 consisted of the following:

	September 30, 2014	December 31, 2013

Notes payable	$26,147	$64,683
Less: Current portion of notes payable	(12,653)	(41,708)
Non-current portion of notes payable	$13,494	$22,975

The notes payable, made by several financial institutions, are due in aggregate monthly installments of $1,950 (including interest ranging from 1.90% through 4.00%) and collateralized by transportation equipment

8.	STOCKHOLDER’S EQUITY

Common stock

The Company is authorized to issue 200,000 shares of common stock with no stated par value. At September 30, 2014 and December 31, 2013, the Company had 199 shares of common stock issued and outstanding.

Stockholder contributions

At December 31, 2013, the Company’s stockholder surrendered all rights to $275,000 in loan principal by writing off the obligations as equity contributions.

Stockholder distributions

During the nine months ended September 30, 2014, the Company made distributions to its sole stockholder of $235,839.

9.	RELATED PARTY TRANSACTIONS

The Company rents office space from 309 Pittsfield Road Realty, LLC, an entity affiliated by common ownership. Rent and related charges for the nine months ended September 30, 2014 and 2013 amounted to approximately $23,000 and $23,000, respectively.

The Company and its stockholder are contingently liable as guarantors for a mortgage obligation held by this related party. The terms of the mortgage call for monthly payments in the amount of $2,595 including interest at a minimum of 4.50%. The amount of the mortgage outstanding as of September 30, 2014 and December 31, 2013 was approximately $363,000 and $374,000, respectively. The mortgage payments were current as of September 30, 2014.

On April 2 and September 29, 2011, the Company received loan proceeds in the amount of $175,000 and $100,000, respectively, from its stockholder. The loans were for an undefined term and on an interest free basis. These principal amounts were written off to equity as of December 31, 2013.

On various dates in 2014, the Company received loan proceeds in the amount of $475,000 from its stockholder. The loans were for an undefined term and on an interest free basis.

On November 3, 2014, the Company was released from its guarantee of the mortgage obligation held by 309 Pittsfield Road Realty, LLC.

10.	COMMITMENTS AND CONTINGENCIES

Guarantee of indebtedness

The Company has guaranteed approximately $363,000 (see Note 9 – Related Party Transactions) of 309 Pittsfield Road Realty, LLC's outstanding debt as of September 30, 2014. The terms of the mortgage call for monthly payments of $2,595 and interest at a minimum of 4.50%. The Company would be obligated to perform under this guarantee if 309 Pittsfield Road Realty, LLC failed to pay the principal and interest payments to the lender when due. The maximum potential amount of future undiscounted payments under the guarantee (including interest) would be approximately $519,000. As of September 30, 2014 and December 31, 2013, 309 Pittsfield Road Realty, LLC was current on its debt payments.

Leases

The Company leases office spaces and vehicles under non-cancelable operating leases expiring through December 2017. Lease expense for the nine months ended September 30, 2014 and 2013 was approximately $89,000 and $56,000, respectively.

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company's management, any liability resulting from such litigation would not be material in relation to the Company's financial position, results of operations and cash flows.

Performance bonds

The Company is contingently liable to a surety under a general indemnity agreement. The Company agrees to indemnify the surety for any payments made on contracts of suretyship, guaranty or indemnity. The Company believes that all contingent liabilities will be satisfied by its performance on the specific bonded contracts.

11.	401(K) — PROFIT SHARING PLAN

The Company sponsors a 401(k)/profit-sharing plan, which covers substantially all nonunion employees meeting the length of service requirement of the plan. Matching contributions are not permitted in the plan. However, the Company may make discretionary contributions to the plan. All contributions are subject to the maximum allowable amount under Federal law.

12.	SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued.

On October 17, 2014 (the “Closing”), the Company and Mitchell Barack (the “Seller”), the holder of all of the Company’s outstanding common stock, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with ForceField Energy, Inc, a Nevada corporation. Pursuant to the Purchase Agreement, ForceField acquired (the “Acquisition”) all of the Company’s outstanding equity from the Seller for an aggregate purchase price of $7.5 million consisting of the following:

●	A cash payment of $1,000,000 to the Seller;
●
The issuance of 366,845 shares (the “Share Consideration”), of ForceField’s restricted common stock (the “Common Stock”) to the Seller and 87,700 restricted shares of Common Stock to certain employees of the Company (the “Employee Shares”) valued at $2.5 million;

●
The issuance to the Seller of two secured promissory notes from ForceField (the “Seller Notes”) consisting of: a $2.075 million note bearing interest at 6.02% per annum due in April 2016, and a $1.075 million note due on November 16, 2014. In addition, as part of the transaction, ForceField agreed to pay the Company’s employees that received Employee Shares an aggregate amount of $850,000 (of which $425,000 is payable upon the maturity of the $2.075 million note, and the remaining $425,000 is payable upon the maturity of the $1.075 million note).

The $2.075 million note is secured by 687,500 shares of restricted Common Stock, pursuant to a Stock Pledge Agreement between ForceField and the Seller (the “Pledge Agreement”), and the $1.075 million note is secured by all of the assets of the Company. All of the Sellers Notes and payments due to the Company’s employees may be paid prior to maturity without any prepayment penalty. Concurrent with the Closing, ForceField paid approximately $1.5 million in cash to retire all of the bank debt on the Company’s balance sheets.

On November 3, 2014, the Company was released from its guarantee of the mortgage obligation held by 309 Pittsfield Road Realty, LLC.

The Company has evaluated subsequent events through January 2, 2015, which is the date the financial statements were issued, and concluded that there were no other events or transactions that needed to be disclosed.